TERM LOAN AND CREDIT AGREEMENT

     THIS TERM LOAN AND CREDIT AGREEMENT (the "Agreement") is dated as of
May 17, 1996, and is by and between Vari-L Company, Inc., a Colorado Corporation of 11101 East 51st Avenue, Denver, CO 80239 (the "Borrower") and Norwest Bank Colorado, National Association, a national banking association of 1740 Broadway, Denver, CO 80274 (the "Bank").

                                    RECITALS:

     WHEREAS, the Borrower and the Bank previously entered into Term Loan and Credit Agreements, pursuant to which the Bank loaned to the Borrower the sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) on a term loan basis ("Existing Term Loan #1") and ONE MILLION ONE HUNDRED FORTY THOUSAND SIX HUNDRED SEVENTY-THREE AND NO/100 DOLLARS ($1,140,673.00) on a term loan basis ("Existing Term Loan #2"); and made available to Borrower a revolving credit line in the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) (the "Credit") in order to provide funds for its corporate purposes; and

     WHEREAS, the Borrower now desires the Bank to lend to Borrower a sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) on a term loan basis (the "New Term Loan") to refinance Existing Term Loan #1 and Existing Term Loan #2 and provide additional permanent working capital, and to renew the Credit and increase the amount thereof to THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00); and

     WHEREAS, the Bank is willing to renew and increase the Credit and make the New Term Loan to Borrower upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

1.   Definitions

     As used herein:

     1.1 "Acceptable Accounts Receivable" shall mean accounts receivable which are: (i) less than 90 days old from the invoice date; (ii) due from foreign entities and insured by the Export-Import Bank of the United States under a Multi-Buyer Export Credit Insurance Policy; (iii) not subject to offset or dispute; (iv) not due from any government entity;
          (v) not due from affiliates of Subsidiaries of the Borrower; (vi) not representing booked but unfilled orders; (vii) not contra accounts,
          (viii) not credit balances over 90 days; and (ix) not of doubtful collectability as determined by the Bank.

     1.2 "Accounts," "Chattel Paper," "Contracts," "Contract Rights," "Documents," Equipment, "Fixtures," "General Intangibles," "Goods," "Instruments" and "Inventory" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code of the State of Colorado.

     1.3 "Agreement" shall mean this Term Loan and Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter in accordance without the terms of this Agreement.

     1.4 "Banking Day" shall mean a day on which banks are open for business in Denver, Colorado.

     1.5 "Borrowed Money" shall mean funds obtained by incurring contractual indebtedness and shall not include trade accounts payable.

     1.6 "Borrowing Base" shall mean 80 percent of Acceptable Accounts Receivable, plus the lesser of $1,250,000.00 or the sum of 35 percent of Borrower's raw materials inventory and 45 percent of Borrower's finished goods inventory, excluding work-in-progress, obsolescence reserves and long-term inventory.

     1.7 "Collateral Documents" means all those certain documents specified in Sections 4.1 through 4.5 of this Agreement.

     1.8 "Credit" shall mean the revolving credit line established hereby, which shall not in any event exceed the aggregate principal amount of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS
          ($3,500,000.00).

     1.9 "Current Assets" and "Current Liabilities" shall mean, at any time, all assets or liabilities, respectively, that, in accordance with Generally Accepted Accounting Principles consistently applied, should be classified as Current Assets or Current Liabilities, respectively, on a balance sheet of the Borrower.

     1.10 "Current Note" shall mean the promissory note of the Borrower executed in connection with borrowings under Section 2.1 hereof.

     1.11 "Default" shall mean an Event of Default as referred to in Section 8 hereof, or an event which with notice or lapse of time or both would become an Event of Default.

     1.12 "Generally Accepted Accounting Principles" or "GAAP" shall mean Generally Accepted Accounting Principles applied on a basis consistent with those reflected in the financial statements referred to in Sections 5.8 and 6.3.1 hereof.

     1.13 "Indebtedness" shall mean, as to the Borrower, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several.

     1.14 "New Term Note" shall mean the promissory note of the Borrower executed in connection with borrowings under Section 2.2 hereof.

     1.15 "Notes" shall mean collectively, the Current Note and the New Term
          Note.

     1.16 "Prime Rate" shall mean the rate of interest established by the Bank from time to time as its "prime" or "base" rate of interest.

     1.17 "Raw Materials" shall mean readily marketable materials including, without limitation, gold, wire and metal with no obsolescence or spoilage.

     1.18 "Stockholders' Equity" shall mean, at any time the sum of the following accounts set forth in a balance sheet of the Borrower, prepared in accordance with Generally Accepted Accounting Principles consistently applied: (i) the par or stated value of all outstanding capital stock; (ii) capital surplus; and (iii) retained earnings.

     1.19 "Tangible Net Worth" shall mean the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits of the Borrower, less any amounts attributable to treasury stock, good will, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses and other like intangibles, all as determined in accordance with Generally Accepted Accounting Principles.

2.   Borrowings and Conditions of Lending

     2.1 The Bank agrees to lend to the Borrower from time to time from the effective date hereof until April 30, 1997, sums not to exceed the lesser of the Borrowing Base or THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) in the aggregate principal amount at any one time outstanding. Each borrowing under this Section 2.1 will be evidenced by a notation on the Bank's records, which shall be conclusive evidence of such borrowing. Within the limits of the Credit and subject to the terms and conditions hereof, prior to April 30, 1997, the Borrower may borrow, prepay and reborrow pursuant to this Section 2.1. At the time of the closing of the Credit, the Borrower will execute and deliver the Current Note to the Bank.

     2.2 On the effective date hereof, the Bank will lend to the Borrower the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) on a term loan basis (the "New Term Loan").

     2.3 The Bank will disburse the proceeds of the New Term Loan to pay off approximately $1,055,513 of existing indebtedness under Existing Term Loan #1, to pay off approximately $973,385 of existing indebtedness under Existing Term Loan #2, to pay the interest due on the Credit, and to credit the Borrower's operating checking account at Bank.

     2.4 Interest on the Current Note shall be calculated at an annual rate equal to the Prime Rate in effect from time to time on the basis of the actual number of days elapsed in a year of 360 days. Interest on the New Term Note shall be calculated at an annual rate of EIGHT AND THREE-QUARTERS percent (8.75%) on the basis of the actual number of days elapsed in a year of 360 days.

     2.5 In addition, Borrower shall pay to the Bank at closing a commitment fee in an amount equal to the sum of $17,500 on the Credit and $5,619 on the New Term Loan.

     2.6 Interest on the Current Note shall be payable monthly, commencing June 16, 1996, and continuing on the 16th day of each succeeding month until April 30, 1997, at which time the entire remaining balance of principal and interest shall be immediately due and payable.

     2.7 The New Term Loan will be repaid in 36 equal consecutive monthly installments of principal and interest in an amount of $79,812.47 each, commencing June 16, 1996, and continuing on the 16th day of each succeeding month, then a final payment on May 17, 1999, at which time the entire remaining balance of principal and interest shall be immediately due and payable.

     2.8 All sums payable to the Bank hereunder shall be paid directly to the Bank in immediately available funds. The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days of its receipt of any statement which it deems to be incorrect. Alternatively, at its sole discretion, the Bank may charge against any deposit account of the Borrower all or any part of any amount due hereunder.

     2.9 The Borrower may at any time, prepay the Current Note or New Term Note in whole or from time to time in part without premium or penalty. Partial prepayments on the New Term Note shall be applied to scheduled installments in the inverse order of their maturity.

     2.10 The Borrower shall be required to make prepayments of amounts due under the Current Note at any time outstanding are found to exceed the Borrowing Base. Such required prepayments shall be in amounts equal to the difference between the aggregate outstanding balances and the Borrowing Base. Said prepayments shall be required unless cash collateral is provided by Borrower or the Bank, in writing, waives said prepayment.

3.   Conditions Precedent

     The obligation of the Bank to make any advance hereunder is subject to the following conditions precedent:

     3.1 The Borrower shall have delivered to the Bank, prior to the disbursement of the New Term Loan and Credit (the "Closing") the following:

          3.1.1     The Notes;

          3.1.2 A Security Agreement, granting a security interest in the Collateral described in Section 4 of this Agreement;

          3.1.3 The financing statements and landlord and mortgage waivers required by Section 4.1 of this Agreement;

          3.1.4 A certified copy of resolutions of the Borrower's board of directors authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

          3.1.5 A certificate of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

          3.1.6 A copy, certified as of the most recent date practicable, by the Secretary of State of Colorado, of the Borrower's certificate of incorporation, together with a certificate of the Borrower's corporate secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification; and,

          3.1.7 Certificates, as of the most recent dates practicable, of the aforesaid secretary of state, the secretary of state of each state in which the Borrower is qualified as a foreign corporation and the department of revenue or taxation of each of the foregoing states as to the good standing of Borrower.

     3.2  At the time of Closing and of any subsequent request for an advance:

          3.2.1 No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

          3.2.2 No material adverse change shall have occurred in the financial condition of Borrower or any Subsidiary since the date of this Agreement or the Closing, as applicable; and

          3.2.3 All of the Collateral Documents shall have remained in full force and effect.

     3.3 At the time of the Closing and each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to the Bank's legal counsel.

4.   Security

     4.1 To secure the Notes and the performance of its additional obligations as set forth hereunder, prior to or simultaneous with the first borrowing hereunder, the Borrower shall execute and deliver to the Bank security agreements, financing statements and landlord-mortgage waivers, in form and substance satisfactory to the Bank, granting to the Bank a first security interest in all Borrower's present and after-acquired Accounts, General Intangibles, Inventory and Equipment, wherever located, and an assignment of insurance on the life of Joseph
          H. Kiser in an amount of not less than $750,000.00. No forbearance nor extension of time granted any subsequent owner of the Collateral shall release Borrower from liability.

     4.2 Any of Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether actual, contingent, direct or indirect, including its guaranties of the debts of others, shall also secure payment of the Notes.

     4.3 The property in which a security interest is granted pursuant to the provisions of Sections 4.1 and 4.2 is herein collectively called the "Collateral." The Collateral, together with all of the Borrower's other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Indebtedness to the Bank and may be retained by the Bank until all Indebtedness has been paid in full.

     4.4 As security for the prompt payment of all Indebtedness to the Bank, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower, of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

     4.5 At any time requested by the Bank, the Borrower shall execute and deliver or cause to be executed and delivered to the Bank such additional documents as the Bank may consider to be necessary or desirable to evidence or perfect the security interests referred to in Sections 4.1 through 4.4 hereof.

     4.6  The foregoing liens shall be first and prior liens.

5.   Representations and Warranties

          To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

     5.1 The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Colorado.

     5.2 The Borrower is duly qualified to do business and is in good standing in any additional jurisdictions where, on advice of legal counsel, registration was deemed necessary.

     5.3 The execution, delivery and performance of this Agreement, and the issuance of the Notes by the Borrower are within its corporate powers, have been duly authorized, and are not in contravention of law, or the terms of Borrower's Articles of Incorporation or Bylaws or of any undertaking to which the Borrower is a party or by which it is bound.

     5.4 This Agreement is, and the Notes when issued will be, valid and binding in accordance with their terms.

     5.5 No consent, approval or authorization of or declaration or filing with any governmental authority on the part of the Borrower is required in connection with the execution and delivery of this Agreement or the borrowings by the Borrower hereunder or on the part of the Borrower in connection with the consummation of any transaction contemplated hereby.

     5.6 The properties of the Borrower are not subject to any lien except liens permitted hereunder.

     5.7 No litigation or governmental proceeding is pending, or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

     5.8 The financial statements of the Borrower for the fiscal year ending December 31, 1995, prepared by certified public accountants, copies of which financial statements have been furnished to the Bank, are complete and accurate in all respects and present fairly the financial condition of the Borrower as of such dates, and the results of their operations for the periods covered thereby in accordance with Generally Accepted Accounting Principles. There has been no material adverse change in the condition of the Borrower, financial or otherwise, since December 31, 1995.

     5.9 The Borrower is not in default with respect to any of its existing Indebtedness.

     5.10 The Borrower is in compliance with all provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, the provisions relating to minimum funding requirements for any employee pension or other benefit plan ("Plan") maintained by Borrower which is covered by ERISA. Borrower has not incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA with respect to any Plan subject to Title IV of ERISA and maintained for employees of Borrower or any of its subsidiaries or any member of a controlled group of corporations, as that term is defined in Section 1563 of the Internal Revenue Code of 1954, as amended (the "Code"), of which the Borrower is a part. Borrower's Plan is qualified under Section 401(a) of the Code.

     5.11 Borrower has filed all returns and reports required of it, has paid all taxes which are due and payable, and has provided adequate reserves for the payment of any tax which is being contested by Borrower. The charges, accruals and reserves on the books of Borrower with respect to taxes for all fiscal periods are accurate. There are no questions or disputes between Borrower and any governmental authority with respect to any taxes except as disclosed in the financial statements or otherwise previously disclosed by Borrower to Bank in writing.

6.   Affirmative Covenants

          The Borrower covenants and agrees that so long as any indebtedness remains outstanding hereunder, unless the Bank shall otherwise consent in writing, it will:

     6.1 Pay, when due, all taxes assessed against it or its property except to the extent and so long as contested in good faith.

     6.2 Maintain its corporate existence and comply with all laws and regulations applicable thereto.

          6.3  Furnish to the bank:

          6.3.1 Within 90 days after the end of each fiscal year of the Borrower (i) a detailed report of audit of the Borrower for such fiscal year including the balance sheet of the Borrower as of the end of such fiscal year and the statements of profit and loss and surplus of the Borrower for the fiscal year then ended, prepared by independent certified public accountants satisfactory to the Bank, and (ii) a certificate of such accountants stating whether, in making their audit, they have become aware of any event of default set forth in
                    Section 8 hereof, or of any event which might become such an event of default after the lapse of time or the giving of notice and the lapse of time, which has occurred and is then continuing and, if any such event has occurred and is continuing, specifying the nature and period of existence thereof;

          6.3.2 Within 30 days after the end of each production cycle of Borrower, the balance sheet of the Borrower as of the end of such period and the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such period, unaudited, but certified as correct (subject to year end adjustments) by an appropriate officer of the Borrower;

          6.3.3 Within 30 days of the end of each production cycle of Borrower, an aged listing of the Borrower's accounts receivable in form acceptable to the Bank certified as accurate by an appropriate officer of the Borrower;

          6.3.4 Within 30 days after the last day of each production cycle and at such other times as the Bank may reasonably request, a Collateral Certification as of the last day of such production cycle, certified by Borrower's principal financial officer to be true and correct and that as of that date, the aggregate principal amount of the Credit does not exceed the Borrowing Base;

          6.3.5 Annually, a copy of a policy of insurance, showing the Bank as Loss Payee, covering all machinery, Equipment, Inventory and real estate of the Borrower, and its subsidiaries and affiliates, if any, in such amounts and covering such risks as is usually carried by corporations of established reputation and comparable size, all reasonably satisfactory to the Bank, and with the Bank named as loss payee;

          6.3.6 Within 90 days after the end of each fiscal year of Borrower, projections for the succeeding year broken out by quarter, including Borrower's projected balance sheet, income statement and cash flow statement;

          6.3.7 Promptly upon knowledge thereof, notice of the Bank in writing of the occurrence of any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an event of default under Section 8 of this Agreement; and,

          6.3.8 Promptly, such other information as the Bank may reasonably request.

     6.4  Maintain present executive management of Borrower.

          6.4.1 Use proceeds from sales of Borrower's assets to repay borrowings hereunder.

          6.4.2 Maintain its Inventory, Equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on such real estate.

          6.4.3 Maintain a ratio of Debt to Tangible Net Worth of not more than 1.0 to 1.0. The ratio shall be calculated by dividing the sum of all of Borrower's liabilities by Borrower's Tangible Net Worth.

          6.4.4 Maintain a ratio of Current Assets to Current Liabilities of not less than 1.5 to 1.0. The ratio shall be calculated by dividing Borrower's Current Assets, less officer and employee receivables and prepaid expenses, by Borrower's Current Liabilities.

          6.4.5 Maintain a Quick Ratio of not less than 0.5 to 1.0. "Quick Ratio" means Borrower's Current Assets, less inventory, officer and employee receivables and prepaid expenses, divided by Borrower's Current Liabilities.

          6.4.6     Maintain Tangible Net Worth of not less than $16,000,000.00

          6.4.7 Maintain at fiscal year end a ratio of cashflow to current maturities of long term debt of not less than 1.25 to 1.0, with cashflow coverage herein defined as net income of the Borrower after taxes plus non-cash expenses, divided by current maturities of long-term debt.

          6.4.8 Maintain, at all times, a level of Credit borrowings which does not exceed the Borrowing Base.

          6.4.9 Maintain all primary deposit accounts at the Bank. Deposit accounts shall at a minimum include the general operating account and the payroll account of Borrower.

          6.4.10 When requested so to do, make available for inspection by duly authorized representatives of the Bank any of Borrower's books and records, and furnish to the Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor.

          6.4.11 Permit the Bank, at Borrower's expense, to conduct collateral audits of Borrower's Accounts and Inventory in such detail as the Bank in its sole discretion may require. Borrower shall promptly pay to the Bank all costs and expenses which the Bank or any designated affiliate, subsidiary or parent company of the Bank may incur in connection with such audits.

7.   Negative Covenants

          Without the Bank's written consent, so long as any indebtedness remains outstanding hereunder, the Borrower will not:

     7.1 Permit any lien including, without limitation, any pledge, assignment, mortgage, title retaining contract or other type of security interest to exist on its property, real or personal, except:
          7.1.1 Liens for taxes not delinquent or being contested in good faith;

          7.1.2 Liens created in connection with workmen's compensation, unemployment insurance, or social security obligations, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Borrowed Money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of its business;

          7.1.3     Existing liens known to the Bank; and

          7.1.4.    Liens pursuant to Section 4 hereof.

     7.2 Create, incur, assume or suffer to exist, contingently or otherwise, other than in the ordinary course of business for conducting its present business operation, indebtedness for Borrowed Money, except:
          (I) indebtedness arising under this Agreement, and (ii) indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement.

     7.3 Declare or pay any dividends on any shares of stock of any class of the Borrower, now or hereafter outstanding.

     7.4 Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of all or a substantial part of its properties or assets, or any of its notes or accounts receivable, or any stock or indebtedness of any Subsidiary, or any assets or properties necessary or desirable for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing, or permit any Subsidiary to do so.

     7.5 Purchase or otherwise acquire all or substantially all of the assets of any person, firm, corporation or association unless after the consummation of such transaction, and after giving effect thereto and to any concurrent transactions, no event of default specified in
          Section 8 hereof, and no event which with notice or lapse of time or both would become such an event of default, would exist.

     7.6 Except for existing indebtedness of certain principals of Borrower to Carol Kiser, become or remain a guarantor or surety, or pledge its credit or become liable in any manner (except by endorsement for deposit in the ordinary course of business) on undertakings of another.

     7.7 Make any loan or advance to any partner, officer, shareholder, director or employee of the Borrower or any Subsidiary, except for temporary advances in the ordinary course of business.

     7.8 Purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets, except: (i) direct obligations of the United States of America or the top two tiers of short-term investment grade, interest-bearing securities as noted by Moody's and Standard and Poor's; (ii) the present investment in any such assets;
          (iii) gold bullion; and (iv) operating assets that hereafter become non-operating assets.

     7.9 Make a material change in its accounting processes, whether for tax purposes or otherwise.

8.   Events of Default

     8.1  Upon the occurrence of any of the following events of default:

          8.1.1 Default in any payment of interest or of principal on the Notes when due and continuance thereof for 15 days; or

          8.1.2 Default in the observance or performance of any agreement of the Borrower herein set forth or in any other agreement between the Bank and the Borrower and continuance thereof for 20 days after written notice by Bank to Borrower; or

          8.1.3 Default by the Borrower in the payment of any other indebtedness for Borrowed Money or in the observance or performance of any term, covenant or agreement of the Borrower in any agreement relating to any indebtedness of the Borrower, the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof and failure to cure such default within 30 days after written notice by Bank to Borrower; or

          8.1.4 Any representation or warranty made by the Borrower herein or in any statement or certificate furnished by the Borrower hereunder, is untrue in any material respect; or

          8.1.5 The occurrence of any litigation or governmental proceeding which is pending or threatened against the Borrower, which could have a material adverse effect on the Borrower's financial condition or business and which is not remedied within a reasonable period of time after notice thereof to the Borrower; or,

          8.1.6 The occurrence of any extraordinary situation which gives the Bank reasonable grounds to believe that Borrower may not be able to perform under the Notes, the Agreement or any other documents executed in connection with the New Term Loan or the Credit;

     then or at any time thereafter, unless such event of default is remedied, the Bank or the holder of the Notes may, by notice in writing to the Borrower, declare the Credit to be terminated or the Notes to be due and payable or both, whereupon the Credit shall immediately terminate or the Notes shall immediately become due and payable or both, as the case may be.

     8.2  Upon the occurrence of any of the following events of default:

          The Borrower becomes insolvent or bankrupt or makes any appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for the Borrower or for the greater part of its properties without its consent and is not discharged within 60 days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Borrower and, if instituted against it, are consented to by it or remain undismissed for 60 days;

     then the Credit shall immediately terminate and the Notes shall automatically become immediately due and payable, without notice.

9.   Miscellaneous

     9.1 The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranty, pledge or security agreements in accordance with their respective terms, provided, however, that if any terms of this Agreement conflict with any provision of the other Loan Documents, the terms of this Agreement shall control.

     9.2 From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

     9.3 The Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct and custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     9.4 The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of the Notes.

     9.5 Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested or telegraph, as follows, unless such address is changed by written notice hereunder:

          9.5.1.    If to the Borrower: Vari-L Company, Inc.
                                        11101 East 51st Avenue
                                        Denver, Colorado
                                        Attention: David G. Sherman, President

                    With copy to:       Gorsuch Kirgis LLC
                                        Suite 1100
                                        1401 - 17th Street
                                        Denver, CO  80202
                                        Attention:  S. Lee Terry Jr.

          9.5.2.    If to the Bank:     Norwest Bank Colorado, National
                                        Association
                                        1740 Broadway
                                        Denver, CO  80274
                                        Attention:  Michael Jezier, Vice
                                        President

     9.6 Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may enter into participation agreements with participating banks whereby the Bank will allocate certain percentages of its commitment to them. The Bank agrees to notify the Borrower before any such participation agreement will be executed. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that its obligations under this Agreement are undertaken for the benefit of and as an inducement to, each of any such participating banks as well as the Bank and the Borrower hereby grants to each such participating bank, to the extent of its participation in the loans, the right to set off deposit accounts maintained by the Borrower with such bank.

     9.7 The substantive laws of the State of Colorado shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

     9.8 This Agreement shall inure to the benefit of and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only be a writing signed on behalf of each party.

     9.9 If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that be given effect without the invalid provision and, to this end, the provisions hereof are severable. The provisions of this Agreement shall supersede those of any prior agreements between the Bank and the Borrower dealing with the same subject matter.

     9.10 All representations, warranties, covenants and agreements of the Borrower hereunder shall survive the making of the New Term Loan and the Credit.

     9.11 Whenever any installment of the interest on the Notes becomes due and payable on a day which is not a Banking Day, the maturity or due date thereof shall be extended to the next succeeding Banking Day and, in the case of principal of the Notes, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VARI-L COMPANY, INC.               NORWEST BANK COLORADO, NATIONAL ASSOCIATION



By:/s/ David G. Sherman               By:/s/ Michael Jezier
   David G. Sherman, President,       Michael Jezier, Vice President
   Treasurer, and CEO



By:/s/ Alwin E. Branson
   Alwin E. Branson, Executive
   Vice President and COO